                                                                                                                                                                  EXHIBIT 99.1

COLONY STARWOOD HOMES UPSIZES OFFERING, PRICES

$300 MILLION OF CONVERTIBLE SENIOR NOTES

Scottsdale, Arizona January 4, 2017 – Colony Starwood Homes (NYSE: SFR) (“the Company”), a leading single-family rental real estate investment trust (“REIT”), announced today the pricing of $300 million aggregate principal amount of 3.50% convertible senior notes due 2022 (the “Convertible Senior Notes”), which was upsized from the previously announced $250 million aggregate principal amount. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $45.0 million aggregate principal amount of the Convertible Senior Notes.

The Company intends to use the net proceeds from this offering to repurchase, in privately negotiated transactions, certain of its 4.50% convertible senior notes due 2017, to repay a portion of the borrowings outstanding under its credit facilities, to fund potential future acquisitions and for general corporate purposes.

The Convertible Senior Notes will be unsecured and pay interest at a rate of 3.50% per year, semiannually. In certain circumstances, the Convertible Senior Notes will be convertible into cash, common shares of the Company or a combination of cash and common shares of the Company, at the Company’s election, based on an initial conversion rate of 27.1186 common shares per $1,000 principal amount of Convertible Senior Notes, which is equivalent to an initial conversion price of approximately $36.88 per common share of the Company, subject to customary anti-dilution adjustments. The conversion price is approximately 25.0% above the $29.50 per share closing price per common share of the Company on January 4, 2017. The Convertible Senior Notes will mature on January 15, 2022, unless repurchased, redeemed or converted in accordance with their terms prior to such date.  Other than to the extent necessary to preserve its status as a REIT, the Company will not have the right to redeem the Convertible Senior Notes prior to maturity.

The sale of the Convertible Senior Notes is expected to close on or about January 10, 2017, subject to satisfaction of customary market and other closing conditions.

The offer and sale of the Convertible Senior Notes and the common shares that may be issued upon conversion thereof have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Neither the Convertible Senior Notes nor the common shares that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Convertible Senior Notes will be offered only to qualified institutional buyers (as defined under the Securities Act) pursuant to Rule 144A under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Senior Notes or the common shares issuable upon conversion of the Convertible Senior Notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. The Company’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect the Company’s business, financial condition, liquidity, results of operations and prospects, as well as the Company’s ability to make distributions to its shareholders, include, but are not limited to: failure to plan and manage the merger (the “Merger”) with Colony American Homes (“CAH”) and associated transitions effectively and efficiently; the possibility that the anticipated benefits from the Merger may not be realized or may take longer to realize than expected; unexpected costs or unexpected liabilities that may arise from the Merger; the outcome of any legal proceedings that have been or may be instituted against the Company, CAH or others following the announcement or the completion of the Merger and associated transitions; changes in the Company’s business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy the Company’s investment objectives and business and growth strategies; the Company’s ability to exit its non-performing loans business in the anticipated time period on acceptable terms and to re-deploy net cash proceeds therefrom; the Company’s ability to lease or re-lease its rental homes to qualified residents on attractive terms or at all; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; potential conflicts of interest with Starwood Capital Group Global, L.P., Colony Capital, Inc. and their affiliates; effects of derivative and hedging transactions; the Company’s ability to maintain effective internal controls as required by the Sarbanes-Oxley Act of 2002 and to comply with other public company regulatory requirements; the Company’s ability to maintain its exemption from registration as an investment company under the Investment Company Act of 1940, as amended; changes in governmental regulations, tax laws and rates, and similar matters; limitations imposed on the Company’s business and its ability to satisfy complex rules in order for the Company and, if applicable, certain of the Company’s subsidiaries to qualify as a REIT for U.S. federal income tax purposes, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; and whether this offering will be completed and the uses of proceeds from this offering. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, the Company is under no duty to, and the Company does not intend to, update any of its forward-looking statements after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Investor Relations

Phone: 480-800-3363

Email: IR@colonystarwood.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Jason.chudoba@icrinc.com